FOR IMMEDIATE RELEASE                   Contact: Michael D. Perry or Harold Garr
Thursday, September 4, 1997                      214/977-6622       214-977-7650
3:15 P.M. CDT

                       BELO TO ACQUIRE KENS-TV AND KENS-AM
                              IN SAN ANTONIO, TEXAS

     Dallas - Belo (NYSE:BLC) announced today that it has agreed to purchase KENS-TV (CBS) and KENS-AM in San Antonio, TX, from The E.W. Scripps Company in exchange for Belo's interest in the Television Food Network (TVFN) and $75 million in cash. The agreement is subject to government and other approvals as well as the completion of Scripps' purchase of KENS-TV and KENS-AM from Harte-Hanks Communications, Inc.

     San Antonio is the nation's 38th-largest television market. The addition of KENS-TV, San Antonio's leading television station, will increase the size of Belo's station group from 16 to 17 network-affiliated television stations and extend its reach of U.S. television households to 14.1 percent. Belo's Texas television ownership also includes WFAA-TV (ABC) in Dallas-Fort Worth and KHOU-TV (CBS) in Houston.

     Robert W. Decherd, Belo's chairman, president and chief executive officer, said, "This is an ideal outcome for Belo shareholders, The Scripps Company and the Television Food Network. Belo's core strength is operating network-affiliated television stations and daily newspapers with a strong emphasis on local news. KENS-TV is one of the nation's premier television stations located in one of Texas' largest and fastest growing cities. We look forward to serving the San Antonio community with a continued deep commitment to journalistic excellence and community service.

     "At the same time, TVFN will complement Scripps' Home & Garden Television. Scripps' commitment to expanding its presence in the cable network business enhances TVFN's ability to strengthen what is an already outstanding franchise."

     Belo holds a majority interest in TVFN as a result of its acquisition of The Providence Journal Company on February 28, 1997.

     Belo is one of the nation's largest media companies with a diversified group of television broadcasting, newspaper publishing, cable network and electronic media assets. The Company's television group currently reaches 13.5 percent of U.S. television households, including three stations in the top 12 television markets: WFAA-TV (ABC) in Dallas-Forth Worth; KHOU-TV (CBS) in Houston; and KING-TV (NBC) in Seattle-Tacoma. Belo has seven stations in the top 30 markets, 11 stations in the top 50 markets, and network-affiliation as follows: four ABC affiliates, five CBS affiliates, five NBC affiliates and two FOX affiliates. In addition, the Company manages four television stations through local marketing agreements, owns three local or regional cable news

CORPDAL:82780.1 10861-00052

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channels,  is the managing  general  partner of the Television  Food Network and owns Belo Productions, Inc.

     Belo's Publishing Division is headed by The Dallas Morning News (dallasnews.com), which has the country's seventh largest Sunday circulation and ninth largest daily circulation, and the Providence Journal-Bulletin (projo.com), the leading newspaper in Rhode Island and southeastern Massachusetts. Belo also owns The Press-Enterprise in Riverside, California; the Owensboro (KY) Messenger-Inquirer; The Bryan-College Station (TX) Eagle; the Arlington (TX) Morning News; and The Gleaner in Henderson, Kentucky.

CORPDAL:82780.1 10861-00052